Exhibit 99.1

BEHRINGER HARVARD REIT I, INC.

PLEASE READ THE FOLLOWING INFORMATION CAREFULLY

BEFORE ACCEPTING ANY OFFER TO PURCHASE YOUR SHARES

August 31, 2007

Dear Investor:

We are aware that Madison Liquidity Investors, LLC (“Madison”) is contacting our shareholders by phone, e-mail or other methods to determine whether shareholders are interested in selling their shares in Behringer Harvard REIT I, Inc. at a substantial discount to the original purchase price.  We are told that these calls have been made at all hours of the day including after business hours. In fact, if you have been contacted, we would appreciate you completing the attachment and returning it to us.  Offers such as this are subject to numerous legal and regulatory requirements designed to protect investors.  We do not believe that Madison has complied with those requirements and have referred this matter to the Securities and Exchange Commission.

We recommend that you ignore Madison’s offer.

In addition to not providing you with the appropriate legal and regulatory protections, we also believe that the price offered by Madison is inadequate.  We understand Madison is offering $7.50 per share for your shares.  This price is $2.50 per share less than the current and past pricing for shares of our common stock.

Madison has also failed to provide you with the important procedural safeguards associated with its offer including disclosure regarding, among other things:

•                  that if you sell your shares you will no longer be entitled to distributions on the shares you sell;

•                  that if the shares you sell appreciate in value, you will not be able to participate in that appreciation;

•                  how Madison determined its proposed offer price;

•                  how many shares Madison is proposing to purchase;

•                  whether you will be given the right to change your mind or receive an increase in price if Madison decides to pay other shareholders a higher price; and

•                  the tax consequences of selling.

The Securities and Exchange Commission urges investors to proceed with great caution upon receiving offers such as this one.  The SEC has recognized that bidders offering to purchase stock through such offers may provide inadequate, or even misleading, information.  These offers may be structured to catch investors off guard and pressure them to quickly make a decision.  In fact, even when making such an offer, a bidder may not have the financing required to purchase the shares, and may fail to promptly pay for any shares that it purchases.  For guidance on the steps to take when receiving an unsolicited offer for your shares, we recommend that you review the SEC’s publication entitled “Mini-Tender Offers: Tips for Investors,” which is available for no charge at www.sec.gov/investor/pubs/minitend.htm, and carefully scrutinize the motives of Madison.

Remember, if you have an urgent need to liquidate your investment and have held your shares for a minimum of one year, our share redemption program provides an opportunity for you to do so, subject to certain restrictions and limitations set forth in the prospectus, at redemption prices in excess of the price that we understand is being offered by Madison.

If you have questions about your investment or the offers you may have received from Madison, please contact your financial advisor or Behringer Harvard Investment Services toll free at 1-866-655-3650.

Sincerely,

Robert M. Behringer
Chairman of the Board and Chief Executive Officer

cc:	Your Financial Advisor	15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
		Main:	866.655.3650 (toll-free)
		Fax:	866.655.3610 (toll-free)

We would appreciate your completing and forwarding this attachment, as well as any material received from Madison Liquidity Investors, LLC, to:

Behringer Harvard Investment Services
15601 Dallas Parkway, Suite 600
Addison, TX 75001

You may also e-mail all of the related material to: investmentservices@behringerharvard.com

Please check each box that is applicable:

☐	I have been contacted by Madison to determine my interest in selling my shares

Madison has contacted me by (please check all that apply):

☐	Phone	☐	Mail

☐	E-mail	☐	Other

If you were contacted by phone, please describe what Madison told you: